Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation in the Registration Statements (Form S-3 Nos. 333-66269, 333-87038, 333-104959, 333-110158 and 333-124779 and Form S-8 Nos. 333-147258, 333-59164, 333-06771, 333-88544 and 333-116662) of Cypress Bioscience, Inc. and in the related Prospectuses of our report dated May 8, 2008 with respect to the financial statements of Proprius, Inc., included in Form 8-K/A of Cypress Bioscience, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
May 15, 2008